CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-211397, No. 333-203067 and No. 333-200621) and S-8 (No. 333-184707) of MPLX LP of our report dated February 26, 2016, except with respect to our opinion on the combined consolidated financial statements insofar as it relates to the effects of the transaction discussed in Note 4 to the combined consolidated financial statements and the matter described in the third paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is May 2, 2016, relating to the financial statements and the effectiveness of internal control over financial reporting of MPLX LP, which appears in this Current Report on Form 8-K/A of MPLX LP dated May 19, 2016.

/s/ PricewaterhouseCoopers LLP
Toledo, Ohio
May 19, 2016